Exhibit D(95)

AMENDMENT TWO

DATED NOVEMBER 14, 2025 TO

INVESTMENT SUBADVISORY AGREEMENT

for the MML Large Cap Growth Fund

WHEREAS, MML Investment Advisers, LLC (“MML Advisers”) and Loomis, Sayles & Company, L.P. (the “Subadviser”) entered into an Investment Subadvisory Agreement (the “Agreement”), effective as of December 7, 2016, as amended, relating to the MML Large Cap Growth Fund (the “Fund”); and

WHEREAS, MML Advisers and the Subadviser desire to amend Section 10 of the Agreement; and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	All references to MML Large Cap Growth Fund or the Fund in the Agreement shall be deemed amended to refer to MML VIP Loomis Sayles Large Cap Growth Fund.

3.	Section 10 – Use of Names is replaced in its entirety with the following:

The names of both MML Advisers and any affiliates of MML Advisers and of the Trust and Fund and any derivative or logo or trademark or service mark or trade name are the valuable property of MML Advisers and such affiliates and the Trust and Fund. The Subadviser shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of MML Advisers or the Trust, as the case may be. The Subadviser acknowledges and agrees that, if it makes any unauthorized use of any such names, derivatives, logos, trademarks or service marks or trade names, MML Advisers and/or such affiliates or the Trust and Fund shall suffer irreparable harm for which monetary damages are inadequate and thus, such entities shall be entitled to injunctive relief without the necessity of posting bond.

The Subadviser’s name and any derivative or logo or trademark or service mark or trade name are the valuable property of the Subadviser. MML Advisers shall have the right to use the Subadviser’s name, derivative, logo, trademark or service mark or trade name only with the Subadviser’s prior written approval, which shall not be unreasonably withheld. MML Advisers acknowledges and agrees that, if it makes any unauthorized use of any such name, derivative, logo, trademark or service mark or trade name, the Subadviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Subadviser shall be entitled to injunctive relief without the necessity of posting bond. It is understood that certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets and materials provided to the Trustees, do not require such approval. The Subadviser hereby grants to MML Advisers a non-exclusive license to use the Subadviser’s name and any derivative or logo or trademark or service mark or trade name in connection with the Fund, including as part of the name of the Fund, and in relation to promoting the Fund. Upon the termination of this Subadvisory Agreement, this license to use the Subadviser’s name and any derivative or logo or trademark or service mark or trade name shall terminate, and MML Advisers shall promptly request that the Board of Trustees change the name of the Fund.

4.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of September 24, 2025.

MML INVESTMENT ADVISERS, LLC		LOOMIS, SAYLES & COMPANY, L.P.
		By:	Loomis, Sayles & Company, Inc., its General Partner

By:	/s/ Douglas Steele	By:	/s/ Shannon O. Mangano
Name:	Douglas Steele	Name:	Shannon O. Mangano
Title:	President	Title:	Co-Director, Client Intake

Acknowledged and Agreed:

MML SERIES INVESTMENT FUND
on behalf of the MML Large Cap Growth Fund

By:	/s/ Renée Hitchcock
Name:	Renée Hitchcock
Title:	CFO and Treasurer